Exhibit 99.1

News from Aon

For Immediate Release

Aon to Redeem 3 ½% Senior Convertible Debentures Due 2012

CHICAGO, IL — October 4, 2007 — Aon Corporation (NYSE: AOC) announced today that it will redeem on Monday, November 19, 2007 (Redemption Date), all of its outstanding 3 ½% Senior Convertible Debentures Due 2012 (Debentures) issued pursuant to the Indenture dated as November 7, 2002, by and between Aon and The Bank of New York, as Trustee (Indenture).  In accordance with the terms of the Indenture, Aon has requested that The Bank of New York issue today a notice of redemption, in Aon’s name, to the holders of the Debentures.

The redemption price for the Debentures to be paid upon presentation and surrender of the Debentures to The Bank of New York in accordance with the terms of the Indenture will be 101.00% of the principal amount of the Debentures, together with accrued and unpaid interest, including contingent interest, if any, to, but excluding, the Redemption Date.  On and after the Redemption Date, interest on the Debentures will cease to accrue.  As of October 3, 2007, the aggregate principal amount of Debentures outstanding was approximately $242.9 million.

On or before the close of business on Friday, November 16, 2007 (the business day immediately preceding the Redemption Date), the holders may elect to convert their Debentures into Aon common stock at a conversion rate of 46.5658 shares of common stock for each $1,000 principal amount of Debentures, subject to the terms and conditions set forth in the Indenture and the Debentures.  The conversion rate of 46.5658 shares of common stock for each $1,000 principal amount of Debentures is equivalent to a conversion price of $21.4750 per share.  Debentures that are not converted on or before the close of business on November 16, 2007, will no longer be convertible and holders thereof shall only be entitled to the right to receive the redemption price of their Debentures and accrued and unpaid interest thereon to, but excluding, the Redemption Date.

If all of the outstanding Debentures are converted into Aon common stock, 11,310,180 shares of Aon common stock will be issued to the holders of the Debentures.  As stated in Aon’s Annual Report on Form 10-K for the year ended December 31, 2006, Aon has incorporated in its calculation of diluted net income per share sufficient shares of common stock to reflect the possible conversion of all of the outstanding Debentures to comply with Emerging Issues Task Force No. 04-8, The Effect of Contingently Convertible Instruments on Diluted Earnings per Share.

About Aon

Aon Corporation (www.aon.com) is a leading provider of risk management services, insurance and reinsurance brokerage, human capital and management consulting, and specialty insurance underwriting.  There are 43,000 employees working in Aon’s 500 offices in more than 120 countries.  Backed by broad resources, industry knowledge and technical expertise, Aon professionals help a wide range of clients develop effective risk management and workforce productivity solutions.

Safe Harbor Statement

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: general economic conditions in different countries in which we do business around the world, changes in global equity and fixed income markets that could affect the return on invested assets, fluctuations in exchange and interest rates that could influence revenue and expense, rating agency actions that could affect our ability to borrow funds, funding of our various pension plans, changes in the competitive environment, our ability to implement restructuring initiatives and other initiatives intended to yield cost savings, our ability to successfully execute strategic options for our Combined Insurance subsidiary, the impact of current, pending and future regulatory and legislative actions that affect our ability to market and sell, and be reimbursed at current levels for, our Sterling subsidiary’s Medicare Advantage health plans, changes in commercial property and casualty markets and commercial premium rates that could impact revenues, changes in revenues and earnings due to the elimination of contingent commissions, other uncertainties surrounding a new compensation model, the impact of investigations brought by state attorneys general, state insurance regulators, federal prosecutors, and federal regulators, the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions, ERISA class actions, the impact of the analysis of practices relating to stock options, the cost of resolution of other contingent liabilities and loss contingencies, and the difference in ultimate paid claims in our underwriting companies from actuarial estimates.  Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results, is contained in the Company’s filings with the Securities and Exchange Commission.

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Investor Contact:	Scott Malchow
Vice President, Investor Relations
312-381-3983

Media Contact:	David Prosperi
Vice President, Global Public Relations
312-381-2485